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                                                                Exhibit 10.13


                                                                EXECUTION COPY






                              AMENDED AND RESTATED



                            PLANT SERVICES AGREEMENT


                                    BETWEEN


                                THE GEON COMPANY


                                      AND


                            THE B.F.GOODRICH COMPANY



                 (Relating to Manufacturing Facility Located in
                            Calvert City, Kentucky)




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                                                               EXECUTION COPY

                                    TABLE OF CONTENTS

                                                                     Page

         Recitals

         ARTICLE I: DEFINITIONS

1.1      General Definitions                                            2
         1.1.1.   Agreement Term                                        2
         1.1.2.   BFG Assets                                            2
         1.1.3.   BFG Services                                          2
         1.1.4.   Common Facility or Line                               2
         1.1.5.   Dedicated Facility or Line                            3
         1.1.6.   Delivery Point                                        3
         1.1.7.   Environmental Coordinator                             3
         1.1.8.   Environmental Services                                3
         1.1.9.   Exceedance                                            3
         1.1.10.  Geon Assets                                           4
         1.1.11.  Geon Services                                         4
         1.1.12.  Improvement                                           4
         1.1.13.  Laws                                                  4
         1.1.14.  Line or Facility                                      4
         1.1.15.  Maintenance                                           5
         1.1.16.  Party or Parties                                      5
         1.1.17.  Plant Site                                            5
         1.1.18.  Price                                                 6
         1.1.19.  Provider                                              6
         1.1.20.  Recipient                                             6
         1.1.21.  Representative                                        6
         1.1.22.  Service                                               6
         1.1.23.  Technical Committee                                   6
         1.1.24.  Term of Service                                       6
         1.1.25.  Utility                                               7

1.2      Other Definitions                                              7
1.3      General                                                        7

         ARTICLE II: GENERAL STRUCTURE AND PRINCIPLES
                      FOR PROVISION OF SERVICES
2.1      General Description                                            7
2.2      Term; Termination                                              8
         2.2.1.   Term                                                  8
         2.2.2.   Early Termination                                     8
         2.2.3.   Procedures for Early Termination                      9

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                                                                EXECUTION COPY

                           TABLE OF CONTENTS (Cont'd)

                                                                      Page
                                                                      ----

2.3      Pricing                                                         9
         2.3.1.   Pricing In General                                     10
         2.3.2.   Cost Indexing                                          10
2.4      Intentionally Omitted                                           10
2.5      Cooperative Conduct Between Parties                             11
2.6      Performance                                                     11
2.7      Maintenance                                                     12
2.8      Improvements                                                    13
         2.8.1.   Productivity and Cost Reduction Improvements           13
         2.8.2.   Expansion Activities                                   14
         2.8.3.   Prior Discussion                                       15
         2.8.4.   Cooperation                                            15
2.9      Allocation in Event of Shortage                                 15
2.10     Rules                                                           16
2.11     Particular Rules Governing Environmental Services               16
         2.11.1.  Wastewater Quality                                     16
         2.11.2.  Disposal Sites                                         17
         2.11.3.  Changes in Influent                                    17
                  A.  Permanent Changes                                  17
                  B.  Decrease in Capacity                               18
                  C.  Payment for Changes                                18
                  D.  Temporary Changes                                  18
                  E.  Stormwater Changes                                 19
         2.11.4.  Suspension of Wastewater Treatment and
                  Stormwater Management Services for Cause               19
         2.11.5.  Dispute Resolution in Connection with
                  Environmental Services                                 20
                  A.  Resolution by Technical Committee                  20
                  B.  Resolution by Third Party                          20
                  C.  Resolution Factors                                 21
         2.11.6.  Notices Relating to Environmental Services             21
         2.11.7.  Environmental Records                                  21
2.12     Unforeseen Economic Conditions                                  22
2.13     Legal and Consultant Costs                                      22
2.14     Easements                                                       23
2.15     Compliance With Laws                                            23
2.16     Change In Laws                                                  23
2.17     Unique Equipment or Expertise                                   24
2.18     Independent Contractors                                         24
2.19     Shutdown Cooperation                                            25
2.20     Fences                                                          26


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                           TABLE OF COMMENTS (Cont'd)

                                                                      Page
                                                                      ----

         ARTICLE III: SERVICE PROVIDED
3.1      [Intentionally Omitted]                                         26
3.2      [Intentionally Omitted]                                         26
3.3      Services to be provided at the Calvert City Plant               26
3.4      [Intentionally Omitted]                                         26
3.5      [Intentionally Omitted]                                         26
3.6      [Intentionally Omitted

         ARTICLE IV: ALLOCATION OF RISK AND LIABILITIES
4.1      Foreign Matter                                                  26
4.2      Limitation of Remedies Between Parties for
           Non-Material Breach                                           27
4.3      Insurance                                                       28
4.4      Exclusive Remedies as to Claims Between the Parties             30
4.5      Indemnification for Third Parties Claims                        31
         4.5.1.   Arising out of Breach or Negligence                    31
         4.5.2.   Arising out of Environmental Services                  31
         4.5.3.   Survival                                               32
4.6      Time Period to Make Claims                                      32
4.7      Warranties                                                      32
         4.7.1.   In General                                             32
         4.7.2.   Relief for Poor Quality Service                        33
4.8      Confidentiality                                                 34
4.9      Force Majeure                                                   34
4.10     Use of Equipment                                                36
4.11     Acknowledgment                                                  36

         ARTICLE V: PAYMENT TERMS AND COVENANTS
5.1      Payment Terms                                                   37
         5.1.1.   Terms                                                  37
         5.1.2.   Invoices                                               37
         5.1.3.   Taxes                                                  37
         5.1.4.   Disputes                                               38
         5.1.5.   U. S. Dollars                                          38
5.2      Right to Audit                                                  38
5.3      Installation of Meters                                          38

         ARTICLE VI: GENERAL PROVISIONS
6.1      Assignment                                                      39
6.2      Amendment                                                       41
6.3      Non-Waiver                                                      41


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                                                             EXECUTION COPY

                           TABLE OF CONTENTS (Cont'd)

                                                                   Page
                                                                   ----

6.4      Notices                                                      41
6.5      Governing Law                                                44
6.6      Third Party Rights                                           44
6.7      Severability                                                 44
6.8      Counterparts                                                 44
6.9      Exhibits                                                     44
6.10     Dispute Resolution                                           44
         6.10.1.  Mediation Between Parties                           44
         6.10.2.  Arbitration                                         45
6.11     Material Omission                                            46
         6.11.1.  Negation of Partnership                             46

         EXHIBITS

Exhibit  1.1.    Description of BFG Assets and Geon Assets
Exhibit  1.1.18. Financial Terms
Exhibit  3.3 (A) Calvert City Plant Services



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                                                                EXECUTION COPY

                           PLANT SERVICES AGREEMENT
                           ------------------------

         This AMENDED AND RESTATED PLANT SERVICES AGREEMENT (the
"Agreement") is entered into effective as of the date at which the Registration Statement to be used for the Initial Public Offering by Geon is declared effective by the Securities and Exchange Commission (the "Effective Date"). This AMENDED AND RESTATED PLANT SERVICES AGREEMENT is between THE GEON COMPANY, a corporation organized and existing under the laws of the State of Delaware ("Geon") and THE B.F.GOODRICH COMPANY, a corporation organized and existing under the laws of the State of New York ("BFG").


                                  WITNESSETH:
                                  -----------

         WHEREAS, Geon formerly operated, in part, as an unincorporated division of BFG;

         WHEREAS, with the incorporation of Geon as a separate company, Geon and BFG have agreed that Geon will own and operate certain assets related to environmental remediation measures being implemented at a manufacturing facility located in Calvert City, Kentucky;

         WHEREAS, by this Agreement, Geon and BFG wish to provide for the delivery of certain services to each other at the Calvert City, Kentucky manufacturing facility;

         NOW, THEREFORE, the Parties hereto agree as follows:


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                                                                EXECUTION COPY

                            ARTICLE I: DEFINITIONS


1.1. GENERAL DEFINITIONS. As used in this Agreement, the following terms, when used with initial capital letters, shall have the following respective meanings:

                  1.1.1. "AGREEMENT TERM" means a period expiring at the end of longest Term of Service provided in the Exhibits to this Agreement, unless, as to one or more Services, the Term of Service and the term of this Agreement are extended beyond such Term by mutual agreement of the parties hereto.

                  1.1.2. "BFG ASSETS" means those portions of the Plant Site, including, without intent of delimitation, both real property and fixtures, machinery and equipment, where BFG carries the book value on its property records. The location of BFG Assets is generally as set forth in Exhibit 1.1, with the understanding that real property conveyance documents, as recorded, shall control over Exhibit 1.1.

                  1.1.3. "BFG SERVICES" means the Services to be provided by BFG to Geon hereunder pursuant to the provisions of Article III herein.

                  1.1.4. "COMMON FACILITY OR LINE" means a Line or Facility that is a part of a system providing a Service to the Plant Site and which portion services both Geon Assets and the BFG Assets, regardless of whether such portion is located on, under or immediately adjacent to real property or personal property controlled by only one Party hereto. Incidental, occasional or temporary use of a Facility or Line by more than one Party hereto shall not, alone, cause such Facility or Line to be deemed to be a Common Facility or Line. A Common Facility or Line shall be deemed to become a Dedicated Facility or Line, for purposes of this Agreement, at the point when, after departing the boundaries of the BFG Assets or the Geon Assets, as the case may be, while remaining a part of an integrated system providing Services, it no longer serves both the BFG Assets and the Geon Assets.




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                  1.1.5. "DEDICATED FACILITY OR LINE" means a Facility or Line or portion thereof that is used exclusively for the benefit of one Party and any Facility or Line specified as such. Temporary, occasional or incidental use of a Facility or Line by the other Party hereto shall not change the nature of the Facility or Line from a Dedicated Facility or Line to a Common Facility or Line for purposes of this Agreement.

                  1.1.6. "DELIVERY POINT" means the point at which one Party hereto shall deliver and the other Party shall receive a Service provided to it under this Agreement, and shall generally be at the place where the Line transmitting the Service crosses from the real property boundary of the providing Party to the real property boundary of the receiving Party. "Delivery Point" shall mean for purposes of wastewater treatment and stormwater the locations identified in those Exhibits that specifically relate to wastewater treatment and stormwater services.

                  1.1.7. "ENVIRONMENTAL COORDINATOR" shall mean the person designated by a Party as a member of the Technical Committee, who will be the initial contact for any environmental issues that arise and will receive any environmental notices required under Section 2.11.6 of this Agreement.

                  1.1.8. "ENVIRONMENTAL SERVICES" shall mean those Services supplied by a Provider to a Recipient that relate to compliance with applicable environmental Laws, and/or those Services that provide treatment, storage or disposal of Recipient's industrial wastes, including but not limited to wastewater treatment, sludge disposal, or storage of solid waste. Particular rules governing Environmental Services appear in Section 2.11.

                  1.1.9. "EXCEEDANCE" shall mean a failure to comply with applicable environmental Laws. No knowledge, finding or action by any unit of government shall be required for a finding of Exceedance.





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The determination of whether an Exceedance exists shall be subject to dispute resolution.

         1.1.10. "GEON ASSETS" means those portions of the Plant Site, including, without intent of delimitation, both real property and fixtures, machinery and equipment, which are owned and operated by Geon for the purpose of implementing the environmental remediation measures which Geon is undertaking at the Plant Site. The location of Geon Assets is generally as set forth in Exhibit 1.1, with the understanding that real property conveyance documents, as recorded, shall control over Exhibit 1.1.

         1.1.11. "GEON SERVICES" means the Services to be provided hereunder by Geon to BFG pursuant to Article III of this Agreement.

         1.1.12. "IMPROVEMENT" means the upgrading of, or the addition or making of an improvement to, a Service system, or portion thereof, or any similar enhancement of such Service system or portion thereof, but excludes any Maintenance to such Service system.

         1.1.13. "LAWS" means any law, rule, judgment, regulation, order, writ, injunction, interpretation by a court or governmental judicial body, decree of any court or governmental agency, bureau or division, and any decision or ruling of any arbitrator to which a Party or its assets or property is bound or affected, whether local, state or federal, foreign or domestic, and specifically, but without limitation, includes air, water and simIlar emissions permits, and any other similar authorizations, standards or limitations that deal with health or the environment imposed by Law.

         1.1.14. "LINE OR FACILITY" means one or a series of interconnected pipelines, transmission lines, pole lines, high lines utility lines, sewer lines, viaducts, drainage channels, meters, metering stations, or similar Service carrying or Service transmitting instrumentalities servicing the Plant Site or any portion thereof, as the context may require, whether on, above or below ground, which comprise in whole or part a system for delivering a Service and which specifically includes, without intent of delimitation, all





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generation and other equipment used principally in creating, conveying, or providing one or more Services, as well as all roadways, entrances, tracks and/or walkways servicing the Plant Site or any part or portion thereof as the context may require.

                  1.1.15. "MAINTENANCE" means the routine and/or periodic inspection, repair, overhauls, equipment replacements, servicing and prevention of deterioration of equipment, facilities and building by performing preventive and/or corrective maintenance, and those items which the Parties have traditionally considered as maintenance capital. Such activities shall include, without intent of delimitation: the visual or physical examination and monitoring of equipment; equipment cleaning; maintaining lubrication levels; lubricant changes-outs; alignment; adjustment; electrical repair; instrumentation (including calibrations and resolutions of control problems); vibration checks; tightening and/or adjustment of bolts; repair and/or replacement of piping; fittings and valves; tuck pointing; painting; roof and other leak repair; ground maintenance such as maintaining drains and general housekeeping; sealing; replacement of broken parts or components and miscellaneous parts such as gaskets, screws, filters, seals, nuts and bolts; and replacement of wear or sacrificial parts, all in the context of keeping a system providing a Service or a part or portion thereof, in "good" operating condition and working order consistent with operating practices in the chemical industry.

                  1.1.16. "PARTY OR PARTIES" shall mean BFG and/or Geon, and their respective employees, agents, successors and assigns.

                  1.1.17. "PLANT SITE" means the following facilities previously owned entirely by BFG and now owned in part by BFG, and in part by Geon, including all real and personal property associated therewith, tangible or intangible:






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          The "Calvert City Plant" located at

          Highway 1523 Industrial Loop
          P.O. Box 527
          Calvert City, Kentucky 42029

                  1.1.18. "PRICE" means, with respect to a Service, the particular amount provided herein to be paid with respect to such Service. The Price for each Service is set forth in the Exhibits. The general guidelines for the pricing of services is set forth in Exhibit 1.1.18 (the General Financial Guidelines).

                  1.1.19. "PROVIDER" shall mean the Party who supplies Services to Recipient.

                  1.1.20. "RECIPIENT" shall mean the Party who receives Services from a Provider.

                  1.1.21. "REPRESENTATIVE" means the individual or individuals to whom a Party hereto has delegated the authority to communicate or act with respect to a particular matter or with respect to this Agreement or the subject matter hereof in general, and, where authorized, such person's designees.

                  1.1.22. "SERVICE" means any Utility, commodity, service, work, or other function heretofore supplied or performed as a part of the integrated operations of the Plant Site, and to be provided by one Party to the other after the Effective Date of this Agreement pursuant to Article In hereof.

                  1.1.23. "TECHNICAL COMMITTEE" shall mean a committee established at the Plant Site to discuss and resolve Environmental Services disputes pursuant to the environmental dispute resolution clause in Section 2.11.5.; Representatives who sit on the Technical Committee shall include the Environmental Coordinator from the Plant Site, a person from each Party who has authority to commit that Party to a solution or course of action, and other persons designated by the Parties.

                  1.1.24. "TERM OF SERVICE" means, with respect to a particular Service, the period of time during which such Service is to be provided by one Party hereto to the other under




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this Agreement. The Term of Service for each Service is listed in the appropriate Exhibit describing that Service at the Plant Site.

                  1.1.25. "UTILITY" means steam, cooling towers, city water, well water, water treatment, wastewater treatment, fire water, fire alarm, electricity factory air, plant air, instrument air and/or inert gas Services.

1.2. OTHER DEFINITIONS. All other capitalized terms used herein which are defined in the recitals and in the following Articles of this Agreement shall have the meanings therein provided Certain other terms may be defined in the Exhibits attached hereto.

1.3. GENERAL. Words importing the singular number only shall include the plural, and vice versa Words importing the masculine gender shall include the feminine and neuter genders. Words importing persons shall include firms and corporations and vice versa Words such as "hereunder," "hereto," "hereof," "herein," and other words commencing with "here" shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement (including the Exhibits hereto) and not to any particular article or section hereof.


                  ARTICLE II: GENERAL STRUCTURE AND PRINCIPLES
                  --------------------------------------------

                           FOR PROVISION OF SERVICES
                           -------------------------


2.1. GENERAL DESCRIPTION. This Agreement governs the manner by which Services used at the Plant Site and elsewhere shall be provided and obtained among the Parties hereto. As to the nature of Services to be provided among the parties, and the Prices, terms and conditions of the providing of such Services, this Agreement and the Exhibits to this





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Agreement shall be controlling. This Agreement is intended to provide the general terms and conditions governing the provision of Services. The Exhibits are intended to provide specific terms and conditions governing each separate Service at the Plant Site. Where there is a conflict between this Agreement and the Exhibits, the Exhibits will prevail.

2.2.     TERM: TERMINATION.

                  2.2.1. TERM. The Party obligated to supply each Service hereunder shall continue to provide that Service for the Term of Service set forth on the applicable Exhibit at the Prices set forth in the applicable Exhibit.

                  2.2.2. EARLY TERMINATION. Except as otherwise provided in Subsection 2.2.3. and in the Exhibits hereto, each of Geon and BFG may terminate this Agreement as it relates to any particular Service PRIOR to the end of the applicable Term of Service only in one or more of the following circumstances:
(a) if both BFG and Geon agree in writing; (b) subject to the obligation to negotiate in good faith as set forth in Sections 2.15 and 2.16 ("Compliance With Laws" and "Changes In Laws"), and subject to the procedures governing suspension of wastewater treatment and stormwater management "for cause" as set forth in
Section 2.11.4., if a Party shall make in good faith a well-considered, knowing and willful determination that the continued provision or receipt of a Service in accordance with the terms hereof is contrary to any applicable Law; or (c) if a Party shall commit a material breach of one or more of its obligations under this Agreement which relate to a particular Service (including, without limitation, a failure by one Party to maintain any of its Facilities or Lines in good working order, and as a result thereof, the other Party reasonably determines that the continued provision or receipt of a particular Service to the first Party would materially disrupt one or more of the other Party's ongoing operations), and such alleged material breach remains unremedied after a reasonable period of time after






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the Party alleging the breach has given the other Party written notice of the particular details of such alleged breach. In the event that a Service is terminated under Section 2.2.2.(b) above, the Party making the decision that a violation of Law exists (the Indemnitor) will indemnify, defend and hold harmless the other Party (the Indemnitee) from all losses, costs, and expenses, including lost profits, consequential damages and attorneys fees, which the Indemnitee may suffer as a result if such determination of illegality is in error. The burden of proof of demonstrating that a violation of Law exists is upon the Indemnitor.

                  2.2.3. PROCEDURES FOR EARLY TERMINATION. Except with respect to a termination under clause (a) or (b) of Subsection 2.2.2. hereof, a Party desiring to terminate a particular Service under Subsection 2.2.2. shall give written, commercially-reasonable advance notice of not less than ninety (90) days to the other as specified in Article 6.4 ("Notices") hereof; provided that any such Service which is necessary to the operations of the BFG Assets or the Geon Assets, as the case may be, shall continue to be provided in accordance herewith until an alternate Service is obtained No Party hereto shall have the right to terminate or cause a discontinuance of a particular Service under Subsection 2.2.2. in circumstances where to do so would cause a material slowdown or stoppage of the production operations of the Party receiving the Service (other than for necessary Maintenance, or as the result of Force Majeure as defined in Section 4.9 or as the result of a determination of a violation of Law as set forth in Section 2.2.2.(b)), if the Party receiving the Service has used and continues to use its best efforts to arrange for an alternative to receipt of such Service under this Agreement, in which case the Party supplying the Service shall, on request, provide reasonable assistance in arranging such alternative.

2.3. PRICING. The Prices set in the Exhibits for Services have been agreed to by the Parties in the context of each Party's operations at the Plant Site as of January 1, 1993. The





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Term of Service set in each Exhibit is a commitment from the Provider of
Services to provide, and the Recipient of Services to take, that Service for that number of years.

                  2.3.1. PRICING IN GENERAL. In general, Pricing as reflected in the various Exhibits has been determined by the Provider charging the Recipient an appropriate portion of the Provider's "1993 Full Plant Cost," less any 1993 separation program head count reductions in effect on the Effective Date. The general financial guidelines used by the Parties to establish this Pricing are set forth in Exhibit 1.1.18. In all cases, the specific Exhibits control over the General Financial Guidelines.

                  2.3.2. COST INDEXING. Where indicated in the Exhibits to this Agreement, at the beginning of February of each calendar year, the Prices charged for all Services (except as excluded below) will be adjusted based upon the change in the Index for January to December (e.g., December 31, 1992 Index divided by December 31, 1991 Index) of the prior calendar year. Prices and costs excluded from indexing include all Services except as otherwise indicated in the Exhibits hereto.

                  The Index is defined as the weighted average change in the following two inflation indices:

     (i) the Employment Cost Index for Private Industry weighted Thirty Three Percent (33%); and

     (ii) the Producers Price Index for Total Finished Goods Excluding Consumer Foods weighted Sixty-Seven Percent (67%),


both as published (or a suitable replacement the Parties agree upon should publishing of these indices cease).

                   In the Exhibits, all references to "an index," "indices supplied by the home office," "indexed for inflation" or any other similar references shall mean the Index as defined above.

2.4.     BUSINESS DISCONTINUANCE. Intentionally Omitted.




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2.5. COOPERATIVE CONDUCT BETWEEN PARTIES. Each Party hereto shall conduct its operations at the Plant Site in a safe and prudent manner, and, to the extent such operations affect, or could foreseeably affect, the operations of the other Party hereto, shall make use of the Services and the Common Lines and Facilities and conduct its operations at the Plant Site in such a manner as to not unreasonably interfere with the operations of the other Party hereto. If one Party can reasonably foresee that its operations, or changes in operations, will have an materially adverse effect on the other Party, the first Party shall be obligated to inform the other Party, as far in advance as possible. Both parties shall then negotiate in good faith to agree upon a course of conduct that will minimize the impact upon the second Party.

2.6. PERFORMANCE. All Services shall be provided by personnel employed from time to time by Geon or BFG as the case may be, in connection with the provision of similar Services for each Party's own facilities or by contractors engaged pursuant to contracts for provision of such Services. Such personnel shall be, in the good faith judgment of the Party retaining or contracting with the contractors, qualified and competent to perform the tasks for which they were engaged. All Services supplied by Provider shall be provided in accordance with good engineering and/or industry practices used by persons knowledgeable about that particular Service or industry, with the understanding that the quality of Service to the Recipient will be comparable to the quality of Service provided prior to the separation of Geon from BFG. The Party who owns or is operating the Geon Assets or the BFG Assets, as the case may be, or providing a particular Service, has the responsibility to perform all health, safety, environmental and other regulatory reporting requirements, and comply with all applicable Laws, regulations and permits governing or relating to the operation of each Party's respective Assets or the providing of such Services; the Party receiving the Services shall not do or anything, or suffer the doing of anything by third


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parties which would in any manner cause or contribute to the Provider failing to conform to, or disabling the Provider from conforming to its duties and responsibilities under this paragraph. Both parties endorse the principles of The Chemical Manufacturers Association's Responsible Care(R) Codes.

2.7.     MAINTENANCE.

                  2.7.1. Except as otherwise specifically stated herein, the Provider of a Service shall have the obligation to maintain in good working order and perform Maintenance (as defined in Section 1.1.) upon all Facilities, lines and Service systems which are part of the Service system.

                  2.7.2. The Provider of the Services will maintain the Common Lines and Facilities.

                  2.7.3. The cost of Maintenance to Dedicated Facilities or Lines shall be borne solely by the Party owning or using the Dedicated line or Facility.

                  2.7.4. In the event that a Party fails, after notice, to complete in a timely manner any Maintenance to be performed by it on a Dedicated or Common Facility or Line, which failure materially affects the operations of the other Party or the other Party's ability to provide or consume any Service, the other Party shall have the right to perform the necessary Maintenance. A Party may enter the other Party's area of operations to the extent necessary to cure any unfulfilled Maintenance obligations, at the defaulting Party's expense, after reasonable advance notice of its need to enter. Less than 48 hour notice shall be deemed unreasonable except in the case of emergency or urgent Maintenance; the risk or fact of serious loss of materials or goods; the serious risk of adverse material environmental contamination; or in other highly dangerous or unusual circumstances. At the option of the Party who owns the Assets, the entering Party and its contractors, employees and agents may be required to be accompanied by the owner's Party's representative, who may




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designate a reasonable route of access to and from the repair site and enforce compliance with the owner' s Party's safety rules and regulations.

         2.7.5. Each Party hereto shall notify the other Party promptly of any defect, damage, malfunction, state of disrepair, problem or other dysfunctional characteristic of the Common Facilities or Lines controlled or operated by it if the existence thereof could adversely affect the operation or functioning of the entire Service system in question, or the portions thereof utilized by the other Party. If the Party receiving the Services hereto believes that a defect, damage, malfunction, state of disrepair, problem or other dysfunctional characteristic exists in a Common Line or Facility controlled or operated by the other Party hereto, it shall notify the other Party promptly.

         2.7.6. When one Party performs Maintenance to a portion of a Common or Dedicated Line or Facility, which Maintenance will or could require shutdown of a Plant Site or portions thereof or could affect the operation or functioning of an entire Service system, or the portions thereof utilized by the other Party, the Party performing the Maintenance shall give the other Party reasonable notice under the circumstances with respect to the nature and timing thereof. The Parties will cooperate in good faith to minimize the impact on one another. The Parties will try to schedule planned Maintenance as far in advance as possible, and will coordinate turnarounds and planned maintenance to the maximum extent possible.

         2.7.7. The Parties shall cooperate with one another to assure that the systems providing the Services for the BFG Assets and the Geon Assets are maintained in good working order and continue to efficiently service the operations of such Assets.

2.8.     IMPROVEMENTS.

         2.8.1. PRODUCTIVITY AND COST REDUCTION IMPROVEMENTS. For productivity and cost reduction capital investment, the Provider of the Services will propose capital




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investment opportunities to the Recipient, and will make the capital investment.
The Provider will, in appropriation request form, clearly and in detail identify the source (base cost or variable cost efficiency) of the expected savings from the project.

      The Recipient will have two choices:

          (i) Provide cash up front on a shared basis and receive its pro-rata share of the benefits; or

          (ii) Do not elect to provide cash on its pro-rata share, and do not receive any of the benefits.

                  The Recipient will respond to any productivity or cost savings proposals within three (3) weeks.

                  2.8.2. EXPANSION ACTIVITIES. The Provider of a Service is not required to supply capacity beyond the Service system capacity existing at the time of execution of this Agreement. Generally, capital required due to expansion of activities, along with any additional operating costs, will be borne by the expanding Party. When one Party's expansion activities require additional Utility usage, the 1992 actual Utility usages will form the basis for allocated Utility reserve capacity. The difference between system capacity for the particular Utility in 1992 and the sum of each Party's actual 1992 consumption of that Utility comprises the reserve for that Utility. The Parties will split the reserve into a BFG reserve and a Geon reserve proportional to their respective actual 1992 usages. Each Party may use the Utility up to the 1992 system capacity so long as the sum of all usages for that utility do not exceed the 1992 system capacity for that Utility. When the combined usages for that Utility will exceed the 1992 system capacity for that Utility, each Party shall determine the difference between its then-current usage and its 1992 usage, and to the extent that difference exceeds that Party's reserve, the Party shall share the costs of procuring the required Utility in excess of the 1992 capacity for that Utility in a ratio of




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that Party's excess over its reserve to the other Party's excess over the other
Party's reserve. The Parties' will work cooperatively in their joint and singular best interest in selecting the capacity option to be used. If only one Party has exceeded its reserve, absent an agreement to the contrary, that Party will bear all the additional costs of securing quantities of the Utility in excess of the 1992 capacity.

                  2.8.3. PRIOR DISCUSSION. Before any Party decides to make Improvements m any Utility or any Common Facility or Lines, the Party desiring to make Improvements will inform the other Party of the reasons why the Improvements are desirable, the cost of the Improvements, and how the Improvements will affect and benefit the operations of both the parties. Both Parties shall negotiate in good faith to reach agreement on how and when the Improvements will be made, and whether, or how, the cost of the Improvements will be shared.

                  2.8.4. COOPERATION. When one Party makes an Improvement to a portion of a Common or Dedicated Line or Facility, which Improvement will require shutdown of a Plant Site or portions thereof or could affect the operation or functioning of an entire Service system, or the portions thereof utilized by the other Party, the improving Party shall give the other Party reasonable notice under the circumstances with respect to the nature and timing thereof. The Parties will cooperate in good faith to minimize the impact on one another.

2.9. ALLOCATION IN EVENT OF SHORTAGE. In the event that there are shortages of particular Services such that all requirements of the BFG Assets and the Geon Assets cannot be met, the Parties will allocate the affected Service(s) among all users thereof as follows:








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                                                                  EXECUTION COPY


          (a) First, so as to avoid danger or injury to human health or safety or the environment to the maximum extent possible under the circumstances, then any excess of the Service(s) thereover;

          (b)  So as to avoid damage to tangible  property,  real or personal of
               both   parties  to  the  maximum   extent   possible   under  the
               circumstances, then any excess of the Service(s) thereover;

          (c) As specifically stated in the Exhibit relating to a particular Service; then any excess of the Service(s) thereover;

          (d) In proportion to the then-current average annual anticipated usage among ALL users for the Services affected; then any excess thereover

          (e)  As mutually agreed.

                  Both Parties will work together in a cooperative manner to shed or re-allocate the loads of the major Utilities in a manner that is proportional to usage prior to the shortage.

2.10. RULES. Each Party hereto shall cause its employees, contractors or agents, while on the premises of the other Party hereto, to observe all safety rules and procedures, and all other procedures or policies of the Party owning the Assets. Each Party shall enter onto the other's premises at its own risk, and shall be responsible for damages to its property, or injury to its employees, contractors or agents while on the other's premises, except to the extent that such damage or injury is caused by the willful misconduct, recklessness or gross negligence of the other Party or its employees, agents or contractors; provided, however, that this sentence shall not apply to members of a responding fire brigade or emergency response team.

2.11.    PARTICULAR RULES GOVERNING ENVIRONMENTAL SERVICES.

          2.11.1. WASTEWATER QUALITY. All wastewater sent by Recipient to Provider for




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treatment shall be of a quality that Provider's facility is capable of treating adequately to comply with all permit requirements.

                  2.11.2. DISPOSAL SITES. In the case of disposal of wastewater treatment sludge, prior to the use by the Provider of a new or alternate disposal site, both Parties must agree upon and approve the use of the disposal site selected. The Environmental Coordinators after consulting with their respective corporate or divisional environmental functional heads, or, if necessary, the Technical Committee, shall give such approval.

                  2.11.3.  CHANGES IN INFLUENT.

                    A. PERMANENT CHANGES. If Recipient intends to permanently change the flow, loading or the kind of contaminants discharged to any wastewater treatment system such that the operation or permits for the wastewater treatment system may be affected, Recipient shall first give reasonable notice to Provider. Any such change shall be consistent with Recipient's agreed percentage of use as shown on the Exhibits relating to Wastewater Treatment. If the change is acceptable to Provider, Recipient may begin such discharge. If Provider refuses permission (which permission shall not be unreasonably withheld), Recipient may resort to dispute resolution. If Recipient changes its flow, loading or contaminants discharged and such change results in personal injury, damage to or contamination of property, or violation of Law, the Recipient shall be liable to Provider as set out in paragraph 4.1 ("Foreign Matter").






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                                                                  EXECUTION COPY

                    B. DECREASE IN CAPACITY. If Provider modifies the wastewater treatment system resulting in a decrease in the system's capacity, Recipient shall continue to have the right to discharge to the treatment system the same volume of flow and loading that was available to it on the Effective Date of this agreement.

                    C. PAYMENT FOR CHANGES. In the event either Party materially changes its flow, loading or kind of contaminants discharged to the wastewater treatment system such that the operation or permits for the system may be affected, the change in cost associated with such changes shall be reflected in the percentage or ratio used to determine the amount paid by Recipient to Provider for the Service.

                    D. TEMPORARY CHANGES. If Recipient causes a temporary condition or change that could impact the operation of a wastewater treatment system, Recipient shall give prompt notice to Provider of such condition and shall take all reasonable steps to minimize the impact of such condition. If the condition is one that is planned or likely to occur at a specific time, Recipient shall give notice to Provider prior to instituting the actions that will or are likely to create the condition and will work with Provider to minimize the impact. In the event the temporary condition or change entails extraordinary Out-Of-Pocket expenses related to the temporary change, Recipient shall reimburse Provider for such extraordinary expenses.





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                                                                  EXECUTION COPY

                    E. STORMWATER CHANGES. In the event a greater or lesser portion of a shared facility becomes subject to stormwater permitting, the relative percentages of each Party for purposes of determining cost of Services for stormwater shall be recalculated based on the acreage of each Party subject to such permit.

                  2.11.4. SUSPENSION OF WASTEWATER TREATMENT AND STORMWATER MANAGEMENT SERVICES FOR CAUSE. In case of actual or anticipated Exceedance of any wastewater treatment permit, Provider has the right to suspend Service by preventing Recipient's influent from entering the wastewater treatment system and/or by ceasing operation of or discharge from the wastewater treatment system. The suspension of Service will continue for so long as the circumstance giving rise to the suspension continue to exist. The procedures to turn this suspension into a permanent termination are set forth in Section 2.2.2.(b). Such suspension of Service shall be taken only if Provider cannot reasonably prevent damage to its system or exceedance of its permit by taking other actions, including but not limited to diversion of flow, addition of chemicals or adjustment of other process flows. Provider's action shall be deemed to be fully in compliance with this Agreement if the discontinuance of Service is caused by:

                    1.   Force Majeure

                    2.   Routine Maintenance (after reasonable notice)

                    3. Installation of new equipment or repairs to existing equipment (after reasonable notice).

                    4. Recipient's failure to provide wastewater of sufficient quality to allow adequate treatment and/or prevent exceedance of any permit limit.




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                                                                  EXECUTION COPY

                  Discontinuation of Services for the above causes shall not relieve Recipient from its obligation to make payment for such Services. Provider's action shall not be deemed to be "for cause" unless discontinuance of Service is caused by:

                    1. Provider's negligent or willful failure to properly operate the wastewater treatment system.

                    2.   Any  Exceedance   caused  by  discharge  of  Provider's
                         wastewater to the treatment system.

                  If Provider causes either of the above two events to happen, Recipient is relieved from making payment.

                  2.11.5. DISPUTE RESOLUTION IN CONNECTION WITH ENVIRONMENTAL SERVICES.

                    A. RESOLUTION BY TECHNICAL COMMITTEE. The Technical Committee at the Plant Site will be convened upon notice by either Party to the Environmental Coordinator of the other and will meet to resolve any issues or disputes concerning Environmental Services at the Plant Site between the Parties. Each Party must be represented at meetings of the Technical Committee and each shall have one vote. Minutes and/or a report of the proceedings of the Technical Committee will be prepared and maintained. Disputes not resolved by the Technical Committee will be elevated to each Party's management for resolution as described in Section 6.10.1.

                    B. RESOLUTION BY THIRD PARTY. If within thirty (30) days from the initial Technical Committee meeting, there is still no resolution of the dispute, Section 6.10.2. ("Arbitration") shall govern its resolution.




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                                                                  EXECUTION COPY

                    C. RESOLUTION FACTORS. In resolving issues or disputes under this paragraph, the following considerations shall apply, but number one shall be a threshold issue that shall take precedence over all other considerations:

                         1.   Compliance with all applicable environmental Laws;

                         2. The continuing need for the Environmental Services by the Recipient;

                         3. The technical feasibility of providing those Environmental Services;

                         4.   Modifications to the Environmental Services; and

                         5. The cost effectiveness of the Environmental Services as opposed to any other alternatives both from the perspective of the Provider and the Recipient.

                  2.11.6. NOTICES RELATING TO ENVIRONMENTAL SERVICES. In the event of any Exceedance, notice from any regulatory agency, suit, or inspection, the Party receiving information concerning such event shall notify the Environmental Coordinator for the non-recipient Party, unless such event only involves the Party receiving such information. Copies of any such notices or correspondence shall be furnished to the non-recipient Party.

                  To the extent the non-recipient Party is impacted by such information, the receiving Party shall discuss and agree upon the appropriate response with the non-recipient, subject to dispute resolution.

                  2.11.7. ENVIRONMENTAL RECORDS. All existing records concerning any shared facilities that are required to be maintained by applicable environmental Laws shall be the property of: 1) BFG if it is required by law to maintain such records or 2) the Party continuing the activity covered by such records. In the event both Parties are required to




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                                                                  EXECUTION COPY

maintain records, BFG shall have custody and control of such records and shall allow Geon access to them at reasonable times for review and copying. Other records shall be the property of the Party having possession of them, subject to the right of the other Party to access and copying.

2.12. UNFORESEEN ECONOMIC CONDITIONS. This Section 2.12 is intended to provide relief to a Party where unforeseen economic events not addressed elsewhere in this Agreement cause either Party to suffer undue, inequitable economic distress under the then current Pricing arrangements for one or more Services. This
Section 2.12 does not apply to events of Force Majeure, changes in Laws, business discontinuance, etc., since those events are handled elsewhere in this Agreement. For a Party to invoke Section 2.12, two materiality triggers must occur:

     (1) A significant event occurs which causes the hardship question to be raid.

     (2) A 20% increase or decrease in the "Full Plant Cost" of the specific Service contract under discussion. (This 20% threshold is tested against the original Service contract Full Plant Cost +- cumulative cost index adjustments up to the period when the event occurs.)

                  A Party that believes itself entitled to relief under Section
2.12 will give written notice to the other Party, detailing why it believes the two materiality triggers have been met. If the Parties agree that the triggers are satisfied, "Full Plant Cost" will be recalculated and used beginning at the first day of the month following the significant event month.

                  If the Parties do not agree the triggers are met, the matter will be submitted to audit or arbitration as set forth elsewhere in this Agreement.

2.13. LEGAL AND CONSULTANT COSTS. In addition to the Prices set forth in the Exhibits, part of the cost of providing a Service includes any costs of outside consultants (such as legal,

                                                                  EXECUTION COPY

technical, etc.) needed to provide a Service in compliance with Laws. The Provider of the Service will hire such legal or technical attorneys or consultants. The costs associated with such outside attorneys or consultants will be paid by each Party in proportion to each Party's use of the particular Service.

2.14. EASEMENTS. Each Party is granted an easement to enter upon the land of the other to do all things necessary to carry out the intent of this Agreement. Prior to the execution of this Agreement, the Parties attempt to identify the specific locations where permanent easements or rights of way are necessary. Such easements or rights of way will be recorded in the appropriate real estate records as soon as possible after execution of this Agreement. If other necessary easements or rights of way are later identified, the Parties will take all appropriate action to cause those easements or rights of way to also be recorded.

2.15. COMPLIANCE WITH LAWS. Any Service or substance tendered by a Party to this Agreement to the other Party hereto for use or treatment shall be of a quality that enables the receiving Party, consistent with the intended use or treatment and the other Party's normal operations at the Plant Sites, to be or remain in compliance with all applicable Laws.

2.16. CHANGE IN LAWS. During the Agreement Term, Laws may change or a judicial interpretation of existing Laws may change or emerge, which necessitate changes in a Party's operations at a Plant Site, or in the manner, mechanism or permissibility of the delivery of one or more of the Services, or changes to Lines or Facilities, or in the discontinuance of a Service. Both Parties shall have a duty to keep informed as to changes in Laws affecting their respective operations and obligations under this Agreement, and how those changes may impact the providing of Service over Dedicated and Common Lines and Facilities. When a Party becomes aware of a proposed or actual change in Law which may affect the cost, method or permissibility of delivery or receipt of a Service, the




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                                                                  EXECUTION COPY

Party will promptly inform the other Party. Both parties shall then negotiate in good faith to reach a reasonable, equitable amendment to the Price or other affected contractual clause in the Exhibit such that the Service can continue to be provided or received in a cost effective manner and in conformance with the new or revised Law. As a general principle, any increased costs will be borne by the parties in proportion to the relationship the change in Law bears to each Party's operations or products. For capital investment requirements due to regulatory, legal or other mandatory obligations, the capital investment will be made by the Provider, but will be funded (cash provided) based on the Party(s) to which the regulation is directed, shared based on relative contribution, or shared consistent with their utilization of asset, depending on circumstances.

2.17. UNIQUE EQUIPMENT OR EXPERTISE. Should at any time during the Term of this Agreement, any Party hereto finds it necessary to obtain the use of any equipment not readily obtainable under the circumstances, or should that Party require the advice or assistance of an individual with unique or highly specialized expertise, which equipment or person has, as a result of the separate incorporation of Geon, come within the control of the other Party, then upon request and reasonable advance notice, the Party controlling the person or equipment shall use reasonable efforts to make such person or equipment available to the requesting Party. Upon the providing of such person or equipment, the requesting party shall reimburse the providing Party for the reasonable rental value of any such equipment, or, in the case of an individual, a reasonable consulting fee in accordance with the general principals of the exchange of personal services at the Plant Site concerned pursuant to the Exhibits to this Agreement.

2.18. INDEPENDENT CONTRACTORS. The Parties hereby engage each other, and each Party hereby undertakes as an independent contractor and not as an agent of the other, to provide to the other Party such Services as are identified on the Exhibits attached hereto. The




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                                                                  EXECUTION COPY

Recipient shall not have the power or authority to direct or control the Provider in the means, methods, employee negotiations, manner of performance of the Services to be provided hereunder. The Provider in carrying out the Terms of this Agreement is acting independently and as an independent contractor with the full power and authority and responsibility to select means, methods and manner of performing the Services required hereunder, but the Provider shall use its best efforts to cooperate with the Recipient and to coordinate its Services with the desires of the Recipient. The Parties may develop and agree upon general instructions to facilitate said cooperation and coordination.

2.19. SHUTDOWN COOPERATION. The Parties will cooperate to assure the efficient utilization of shutdowns and minimal overall down time of manufacturing and/or production facilities. Should a Party plan a shutdown that would have an impact on the operations of another Party or user or Provider of a Service hereunder, the Party planing such shutdown shall give the affected Parties, users and Providers at least sixty (60) days' advance notice thereof and shall give affected users and Providers an opportunity to participate in the planning and/or timing of such shutdown. Should one Party suffer an involuntary shutdown which results in a shutdown at another Party, such other Party shall use such down time to complete any scheduled or planned Maintenance, or Improvement, the making of which requires a shutdown or withdrawal from service, all to the extent reasonably practicable. Should a Party suffer a voluntary or involuntary shutdown that would have an impact on the operations of another Party hereto or a user or provider of a Service, the Party suffering such shutdown shall consent to reasonable extensions of such shutdown if required in order to complete Maintenance or Improvements undertaken during such shutdown by another Party hereto or user or Provider of Service, in order to minimize overall down time in accordance with the first sentence of this paragraph.




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                                                                  EXECUTION COPY

2.20. FENCES. At locations where the Parties occupy opposite sides of a road which one Party owns and the other Party has a fight or easement to use, placement of fences will occur on the owner's side of the road.


                         ARTICLE III: SERVICES PROVIDED
                         ------------------------------

3.1.     [Intentionally Omitted]

3.2.     [Intentionally Omitted]

3.3. The Services to be provided at the Calvert City Plant shall be as set forth in the Exhibits hereto, and any other Exhibits added by mutual agreement after the Effective Date.

3.4.     [Intentionally Omitted]

3.5.     [Intentionally Omitted]

3.6.     [Intentionally Omitted]


                ARTICLE IV: ALLOCATION OF RISKS AND LIABILITIES
                -----------------------------------------------

4.1. FOREIGN MATTER. In the event that one Party hereto introduces into a Line or Facility or Service system, a substance or matter other than that which such Line, Facility or Service system ordinarily accepts by design or common occurrence, and, as a result, said property or any person (including one of the Parties) suffers damage, cost, expenses or contamination & a violation of Law occurs by reason of said presence, the introducing Party shall, promptly upon notice, cease such practice and reimburse the affected Party for its Out-Of-Pocket Costs arising as a result of the improper introduction. "Out-Of-Pocket Costs" include, without limitation, the repair of damaged equipment or buildings, the




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                                                                  EXECUTION COPY

replacement of ruined raw materials, work-in-process or finished goods or machinery, extra energy or labor costs, scrap disposal, clean-up of the released material, and any fines or penalties assessed pursuant to Law caused by the event, and reasonable outside lawyers' attorneys fees incident to handling these matters. "Out-Of-Pocket Costs" do not include: lost profits; punitive, indirect, consequential, or exemplary damages; and changes to premiums on insurance policies.

NOTWITHSTANDING THE FOREGOING, NO PARTY HERETO SHALL BE RESPONSIBLE FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES UNDER THIS SECTION 4.1., UNLESS ThE ACT OF INTRODUCTION OF SUCH FOREIGN SUBSTANCE OR MATTER WAS THE RESULT OF THE GROSS NEGLIGENCE, RECKLESSNESS, OR WILLFUL MISCONDUCT OF THE INTRODUCING PARTY OR ITS AGENTS OR EMPLOYEES. In the event of such an introduction, each Party shall use best efforts to take all steps feasible to mitigate the impact of any such introduction, and particularly to prevent the Spread or worsening of any damage or injury due to non-response or inaction by any Party.

4.2. LIMITATION OF REMEDY BETWEEN PARTIES FOR NON-MATERIAL BREACH. Except for any reimbursement due under Sections 4.1. ("Foreign Matters") or 4.10. ("Use of Equipment"), neither Party to this Agreement shall incur any obligation or liability to the other Party arising out of any non-material breach of this Agreement or non-material failure by such Party to discharge its obligations hereunder, other than a breach or failure which relates to the payment of money. For purposes of this Agreement, a breach or failure shall be considered material only if (a) the resulting damages exceed $25,000 per occurrence or $25,000 in the aggregate for similar breaches or failures which occur on a repeated basis; or (b) it results in a violation of Law being attributed to the affected Party. This Section 42.





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                                                                  EXECUTION COPY

shall not limit or diminish the operation of Section 4.5. hereof, relating to indemnification as to claims of third parties.

4.3.     INSURANCE.

                  4.3.1. Each Party hereto shall maintain insurance as listed in
Section 4.3.4. below to include all risk property insurance, business interruptions, boiler and machinery and extra expense to its own portions of the Plant Site, and comprehensive general liability covering third party bodily injury and property damage. Such insurance shall name the other Party hereto as an additional insured to the extent of its interests under this Agreement. In addition to any other limitations on remedies contained in this Article IV, to the extent that any destruction, damage, liability, loss or expense to the BFG Assets or the Geon Assets, as the case may be, is paid or reimbursed by insurance proceeds, it shall be paid by the insurer, subrogation rights shall be waived, and the other Party shall have no responsibility or liability with respect thereto.

                  4.3.2. All insurance policies shall be issued by insurance companies properly licensed to do business in the United States of America and having a rating issued by A.M. Best of B+/12 or better, except where insured through a captive insurance company. Certificates of Insurance evidencing such insurance shall be submitted by each Party to this Agreement to the other. All insurance contracts and Certificates of Insurance issued hereunder shall include a clause providing the other Party hereto with not less than thirty (30) days prior notice in the event of any cancellation of any policy or any material change in the same.

                  4.3.3. Each Party hereto shall cooperate fully with the other in performing insurance-related activities. Notice shall be provided immediately of any event that may result in destruction, damage, liability, loss or expense including, but not limited, to the introduction of foreign material. Each Party shall release all necessary information to




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                                                                  EXECUTION COPY

adjust the claim, permit issuance and other representatives of each Party on the premisses to collect such information and perform periodic loss prevention engineering inspections.

                  4.3.4. The following Insurance Coverage will be maintained by both Parties, unless otherwise recommended by Risk International Services, Inc., the risk management advisor for both Parties, or by another recognized insurance professional organization that regularly advises the chemical industry:

         Type of Coverage                   Minimum Insured Limits
         -----------------                  ----------------------

         Comprehensive General Liability    $200,000,000 (occurrence/aggregate)
         Automobile Liability               $200,000,000 (occurrence/aggregate)
         Products Liability                 $150,000,000 (occurrence/aggregate)
         Workers Compensation               Statutory
         Excess Workers Compensation        $10,000,000 (occurrence)
         Employers Liability                $1,000,000 (occurrence)
         Property Damage                    Repair and Replacement Value
                                              (occurrence/aggregate
         Business Interruption              $150,000,000 (occurrence(aggregate)
         Extra Expense                      $20,000,000 (occurrence/aggregate)
         Boiler & Machinery                 $50,000,000 (occurrence/aggregate)

                  4.3.5. INCREASED INSURANCE RATES. There is a possibility the separation of The Geon Company from BFG may result in higher insurance rates for both Parties. To the extent that these higher insurance rates impact the costs of operating long-term infrastructure asset Service contracts, the Parties agree to discuss fair and equitable adjustments to the Service contracts covering Services provided from these long-term infrastructure assets. Until December
31, 1996, either Party may raise this issue. After December 31, 1996, it will be assumed that the insurance premiums are properly reflected in the rate structure for these long-term infrastructure contracts, and this covenant will expire.







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                                                                  EXECUTION COPY

4.4. EXCLUSIVE REMEDIES AS TO CLAIMS BETWEEN THE PARTIES: The Parties recognize that the provision of Services under this Agreement may from time to time suffer from interruptions which may or may not arise to the level of a Force Majeure, or from defects in quality or some other specification pertaining to the properties of the Service: Each Party promises to use diligent and reasonable efforts to maintain the Service(s) it has an obligation to provide, and the Recipient promises to cooperate in every reasonable manner in assisting the Provider of a Service to work through such interruptions and quality/out-of-specification situations with a minimum of interruptions, cost and inconvenience to both Parties. In the event of a material breach of this Agreement, the injured Party's sole remedies shall be (i) (a) re-performance or re-delivery of a Service, in the case of a breach or failure which relates to the provision of any Service, or (b) if a providing Party shall refuse or be unable to perform its obligation to provide a Service hereunder following a written demand by the Party to whom Service is to be provided, the reasonable cost or expense in excess of the Price which would have been payable hereunder which the obtaining Party incurs to obtain substitute provision of such Service from a third person, subject to the limitations set forth in Section 4.2 above;
(ii) reimbursement for the injured Party's Out-Of-Pocket Costs, as defined in
Section 4.1; and (iii) if a Service is wrongfully terminated under Section 2.2.2.(b) ("wrongfully terminated" means that the terminating Party fails to sustain its burden of proof that the continued provision or receipt of the Service is contrary to Law), for indemnity as set forth in Section 2.2.2.(b). EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE EXHIBITS HERETO, NO PARTY HERETO SHALL HAVE ANY OTHER LIABILITY TO THE OTHER PARTY HERETO WITH RESPECT TO ITS PERFORMANCE OF OR FAILURE TO PERFORM ANY SERVICE UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY LIABILITY FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOSS





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                                                                  EXECUTION COPY

OF PROFITS, CAUSED BY OR ARISING OUT OF ANY MATERIAL BREACH OF THIS AGREEMENT.

4.5.     INDEMNIFICATION FOR THIRD PARTY CLAIMS.

                  4.5.1. ARISING OUT OF BREACH OR NEGLIGENCE. Each Party hereto (the "Indemnitor") shall indemnify and defend and hold harmless the other Party hereto (the "Indemnitee") from and against, loss, damages, cost or expense (except to the extent covered by insurance) suffered by the Indemnitee as a result of (i) a claim of any third Party against the Indemnitee (including any penalties or fines under applicable Law), which results from a wrongful act or omission by the Indemnitor in Indemnitor's performance of an obligation or duty under this Agreement, regardless of whether such claim resulted from recklessness, willful misconduct, simple or gross negligence or other action; or
(ii) any damage to the property of the Indemnitee caused by the Indemnitor, its agents or employees, while performing the Indemnitor's obligations or duties pursuant to this Agreement. This Section 4.5.1. does not relate to indemnity arising out of Environmental Services.

                  4.5.2.   ARISING OUT OF ENVIRONMENTAL SERVICES.

                    A. Recipient shall defend, indemnify and hold harmless Provider for any cost, damage, liability or loss, arising from Recipient's use of the Environmental Services, including but not limited to claims (including reasonable attorneys' fees) for personal injury or property damage, fines and penalties, and contamination of the environment (including clean-ups), to the extent such claims are not caused by Provider's negligence or breach of the conditions under which Environmental Services are provided. Recipient's obligation to indemnify shall be proportionate to its contribution to the events causing the claim.



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                                                                  EXECUTION COPY

                    B. Provider shall defend, indemnify and hold harmless Recipient for any cost, damage, liability or loss, resulting from Provider's use or operation of the Environmental Services, including but not limited to claims (including reasonable attorneys' fees) for personal injury or property damage, fines and penalties, and contamination of the environment (including clean-ups), to the extent such claims are not caused by Recipient's negligence or breach of the conditions under which Environmental Services are provided. Provider's obligation to indemnify shall be proportionate to its contribution to the events causing the claim.

                  4.5.3.   SURVIVAL The indemnifications contained in this
Section 4.5 shall survive termination of this Agreement.

4.6. TIME PERIOD TO MAKE CLAIMS. Any claim relating to, resulting from or arising out of any dispute or disagreement concerning the amount, kind, scope, quality or manner of performance of any of the Services to be provided hereunder shall be waived by the obtaining Party, unless made in writing as soon as possible but no longer than one (1) year after the date of discovery of the performance, non-performance, delivery, non-delivery or breach of the Service to which such claim relates. Any claims for indemnity arising out of any harm, loss, cost, damage or expense suffered by third parties shall be made in writing as soon as possible but no longer than one (1) year after the Indemnitee learns of the significance of the event giving rise to the claim for indemnity and has received a written demand from the third Party; provided however, that the Indemnitor is only relieved of responsibility by the extent it has been harmed by the lack of notice.

4.7.     WARRANTIES.

                  4.7.1. IN GENERAL. The Services to be delivered under this Agreement shall conform to all specifications set forth in the Exhibits hereto.




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                                                                  EXECUTION COPY

Each Party acknowledges that the other Party is not in the business of providing to the public the respective Services provided for in this Agreement.

                  4.7.2 RELIEF FOR POOR QUALITY SERVICE. The service Recipient is generally entitled to a quality of service equal to that which was being enjoyed prior to the Effective Date of this Agreement, unless specified differently in the specific Service contract Exhibit. In the event of Service quality deterioration, the Service Provider will make good faith efforts to resolve the issue. If the problem is not corrected within a reasonable time, the Recipient is entitled to cost relief as provided in this Agreement (generally, Section 4.4).

                  If the Recipient feels they have a quality issue, Recipient should follow the procedure set forth in Section 6.10.

                  4.7.3. It is understood that occasional transitory perturbations typically occur in the industrial supply of certain utilities (such as pressure, moisture, content, low voltage, etc.), and that the same do not comprise an out-of-specification condition so long as the Services substantially comply with the Services as experienced/provided prior to the Effective Date of this Agreement.

                  4.7.4. Except as otherwise stated in this Agreement, NO PARTY HERETO MAKES ANY WARRANTY TO THE OTHER THAT ANY OF THE PARTICULAR SERVICES OF UTILITIES CONTEMPLATED FOR PURCHASE AND/OR SALE UNDER THIS AGREEMENT SHALL BE MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE, NOR DOES ANY PARTY MAKE ANY OTHER WARRANTY WITH RESPECT THERETO, EXPRESS OR IMPLIED. Each Party acknowledges that the other Party is not in the business of providing to the public the respective Services provided for in this Agreement.







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                                                                  EXECUTION COPY

4.8 CONFIDENTIALITY. Each of BFG and Geon (including their respective employees, agents and Representatives) shall maintain in confidence all proprietary and confidential business information to which it might become privy as a result of the transactions contemplated herein. No restrictions are placed upon a Party hereto respecting the use or disclosure of any such information which: (i) is or becomes through no fault of the disclosing Party within the public domain; (ii) was legally acquired by the disclosing Party from an unaffiliated third Party who had a fight to convey same without obligation of secrecy and who did not obtain such information directly or indirectly from a Party affiliated with the disclosing Party; or (iii) is required to be disclosed by binding court order or other requirements of Law. Specific items of confidential information shall not be deemed to fall within the foregoing exceptions merely because they may be embraced within a body of generally available information within such exception, nor shall any combination of features be deemed to fall within such exception merely because the individual features are within such exception.

4.9. FORCE MAJEURE. Each Party shall be relieved from liability hereunder for failure to perform any of the obligations herein imposed, except any obligations to make payments for Services already rendered, for the time and to the extent of such failure to perform, if the failure to supply, take, use or consume the Service, or the failure to make delivery of the Service, is occasioned by: (a) Acts of God, fire, explosion, flood, hurricanes; (b) strikes, lockouts or other industrial disturbances or riots; (c) war, declared or undeclared; (d) compliance with any applicable Law, including priority, rationing, allocation or preemption orders or regulations, or non-voluntary cancellation of a Party's license to operate its plant or equipment; (e) shortage or breakdown of a Facility or Line or other failure of facilities used for manufacture or transportation, or shortage of labor, power, fuel or raw materials; (f) total or partial shutdown due to normal plant turnaround (which, to the extent possible,





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shall be scheduled in accordance with Section 2.7.6. above); or (g) any other unanticipated cause beyond the control of the Party failing to perform, whether similar to or dissimilar from the enumerated causes (any such cause herein called "Force Majeure"). In the event of a Party being rendered unable by Force Majeure to carry out its obligations under this Agreement, other than any obligation to make payments due hereunder, such Party shall give notice and full particulars including the expected duration of such Force Majeure in writing or by telegraph to the other Party not later than seventy-two (72) hours after the occurrence of the cause relied on, and upon the giving of such notice the obligations of the Party giving such notice, so far as they are affected by such Force Majeure shall be suspended during the continuance of any inability so caused (but for no longer period), and such cause shall be so far as possible remedied with all reasonable dispatch. Upon the cessation of the cause or causes for any such failure or delay, performance hereof shall be resumed, but such delay shall not, except by mutual agreement. operate to extend the term of this Agreement or obligate the Provider to make up deliveries or the Recipient to purchase or receive quantities so missed. A Recipient shall continue to be obligated for the fixed fee portion, if any, of the applicable Price during any Force Majeure, regardless of whether the Force Majeure affects the Recipient or the Provider. It is understood and agreed that the settlement of strikes or lockouts involving the parties hereto shall be entirely within the discretion of the Party having the difficulty, and that the above requirements that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the employees involved, when such course is inadvisable in the discretion of the Party having the difficulty. In no event shall a Provider be required to purchase Services from third persons in the event it invokes one of the above mentioned Force Majeure clauses, nor will it be liable for any cost increases suffered by the Recipient in purchasing such Services from a third Party.




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                                                                  EXECUTION COPY

4.10. USE OF EQUIPMENT. In the event that a Party hereto makes use of vehicles, equipment, tools, the Fitness Center or other similar items of personal property of the other Party hereto, other than Common Lines or Facilities (which are provided for elsewhere in this Agreement), such use shall be at the sole risk of the using Party. The using Party shall use due and reasonable care not to damage or destroy such items, and shall return such items promptly and in the same condition, ordinary wear and tear excepted. If a third Party or an employee of the borrower of such equipment is injured by the borrower's use of such equipment and makes a claim against the owner of the equipment, the borrower of the equipment shall indemnify the owner of the equipment as set forth in Section
4.5 relating to Indemnification as to Claims of Third Parties.

4.11. ACKNOWLEDGMENT. Except as specifically stated herein, each Party hereto assumes all risks and liability arising from receiving, unloading, discharging, storing, handling, consuming and using of the Services contemplated for purchase or sale under this Agreement.

                  4.11.1. Each Party agrees that it qualifies as a "sophisticated user" of the same as the term "sophisticated user" has meaning under the Laws.

                  4.11.2. Each Party hereto acknowledges that the other has furnished to it Material Safety Data Sheets, including warnings and safety and health information concerning the products and/or the containers for such products provided to it hereunder. Each Party will disseminate such information in a manner which will give warning of possible hazards to persons whom the Party receiving the Service can reasonably foresee may have exposure to such hazards, including, but not limited to, its employees, agents, contractors, and customers, as appropriate.







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                                                                  EXECUTION COPY

                     ARTICLE V: PAYMENT TERMS AND COVENANTS
                     --------------------------------------

5.1.     PAYMENT TERMS.

         5.1.1. TERMS. Variable Costs payment will be due on the 12th day following receipt of the invoice; generally, Variable Costs will be invoiced on the 1st day of the month following the month in which Service was received. Fixed Plant Costs payment will be due on the 12th day following receipt of invoice; generally, Variable Costs will be invoiced on the 1st day of the month in which Services are received Payments which are made more than forty-five (45) days after the date of invoice will bear interest at the prime rate in effect on the first day of each calendar year.

         5.1.2. INVOICES. The Recipient of a Service will turn in all required meter readings on the first working day of the new month. The Recipient will receive from the Provider, on the first or second work day, a single billing for all Variable Costs for the prior month and Fixed Plant Costs for the current month.

         Variable Cost billings will be based on the prior month volume units consumed priced at the actual cost from the month previous to the consumption month.

         Fixed Cost billings will include inflation for the prior calendar year (will be applied to billings from February through January).

         The Supplier will provide all Variable Cost pricing detail (utility bills) with each month's bill. This should prevent any need to audit on the Variable Cost areas.

         5.1.3. TAXES. Any sales tax, use tax or similar tax which is incurred by a Party as part of its costs of obtaining any Service which is provided hereunder to the other Party shall be included in the costs to be reimbursed by the Recipient, whether or not specifically included in the applicable exhibit. If any sales tax, use tax or similar tax is imposed upon any Service provided under this Agreement, the Recipient of such Service shall bear such tax in proportion to its use of the Service.




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                                                                  EXECUTION COPY

                  5.1.4. DISPUTES. A dispute concerning a portion of an invoice will not relieve a Party of its obligation to pay the invoice timely as to amounts not reasonably in dispute. The existence of a reasonable dispute will not allow a Supplier to discontinue the provision of a Service to the Recipient. The right to receive interest as set forth in Section 5.1.1. will be an aggrieved Party's only remedy.

                  5.1.5. U.S. DOLLARS. All payments except as otherwise provided will be in U.S. Dollars, deposited to the accounts designated by the Parties.

5.2. RIGHT TO AUDIT. The Recipient of Services has the right annually, upon request, to have an independent auditing firm having a nationwide operation (but not Ernst & Young) review the books, records and other detailed supporting information of the Party supplying the Services, for purposes of determining the correctness of the Prices as to a particular Service. All such audits shall be undertaken at reasonable times and in conformance with generally accepted auditing standards. The information generated by such audit shall be confidential information and treated as set forth in Section 4.8 ("Confidentiality") hereof.

5.3.     INSTALLATION OF METERS.

                  5.3.1. Each Plant Site shall arrange for installation of any additional meters required for purposes of establishing the quantities consumed needed to determine the Price under the Exhibits hereto, which shall be installed at appropriate locations. The expense of such installation shall be shared equally by Geon and BFG. The operation of such meters shall be consistent with contemporary industry standards and practices for the accurate measurement of the particular Service in question.

                  5.3.2. At reasonable intervals, the Parties shall calibrate and test such meters and instruments. The expense of such calibration and testing will be shared proportionally; except for the expense of such calibration and testing on meters installed on Dedicated Lines and Facilities, which will be for the expense of the owner.





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                                                                  EXECUTION COPY

                  5.3.3. The Party not reading a meter shall have the right to be present for such reading and a copy of such meter reading, shall be supplied.

                  5.3.4. Notwithstanding the foregoing, if for any reason the meter is out of service, out of repair or is found registering inaccurately (off by more than plus or minus two percent (2%)) and the duration of the error is not determinable by ordinary tests, so that the quantity of the particular Service in question delivered through such meter cannot be ascertained or computed from the reading thereof, the quantity of the particular Service in question delivered during the period the meter is out of service, out of repair or is found to be registering inaccurately, shall be estimated and agreed upon by the parties hereto upon the basis of the best available data, using the first of the following methods which is feasible:

     (a) By correcting the error if the percentage of error is ascertainable by calibration, special test, or mathematical calculation; or

     (B) By calculation based upon historical consumption and operating rates (for example steam/#product); or

     (c)  By such other method as may be agreed by the parties hereto.

                     ARTICLE VI: GENERAL PROVISIONS
                     ------------------------------


6.1. ASSIGNMENT. Except as permitted in this Section 6.1., neither this Agreement nor any of the rights or duties under this Agreement may be assigned or delegated by either Party hereto without the prior written consent of the other Party. If one Party (the "Assignor") sells or transfers to any person or entity (the "Assignee") all or substantially all of its assets within the Plant Site, the other Party (the "Non-Assigning Party") agrees not to unreasonably withhold its consent to the assignment of this Agreement to such Assignee,





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                                                                  EXECUTION COPY

provided that such Assignee (i) continues to use such assets for substantially the same purposes, (ii) covenants and agrees in writing with the Non-Assigning Party that the Assignee is bound by, and will observe, perform and fulfill each and every covenant, proviso, obligation, term and condition on the part of the Assignor in this Agreement to the same extent as if the Assignee had been originally named as a Party to this Agreement in the place and stead of the Assignor, and (iii) assumes in writing each and every obligation and liability of the Assignor under the Agreement and further undertakes and agrees to perform and discharge all the obligations and liabilities of the Assignor arising under the Agreement, all to the same extent as though the Assignee had been originally named in the place and stead of the Assignor. If an Assignor sells or transfers all or substantially all of its assets within the Plant Site, and if the Assignee does not assume all the rights and perform all obligations under the Service contracts between Assignor and the Non-Assigning Party under this Plant Services Agreement related to the Plant Site, the Assignor will either continue to perform those Service contracts for the benefit of the Non-Assigning Party, or the Assignor will be liable to the Non-Assigning Party for all costs and expenses, including Out-Of-Pocket Costs, incidental and consequential costs, and lost profits, that the Non-Assigning Party incurs in replacing the Services.

                  A Party may withhold its consent, among other reasons, if the proposed Assignee prior to assignment engages in material and direct competition with the Non-Assigning Party, and the Non-Assigning Party can demonstrate direct and substantial probable harm to its competitive position as a result of such assignment and/or delegation.

                  The giving of consent to an assignment by the Non-Assigning Party shall not be deemed to be a release of the Assignor, unless such release shall be separately agreed to in writing by the Non-Assigning Party, nor shall such consent be deemed to be a consent to or waiver with respect to any future assignment by the Assignee.




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                                                                  EXECUTION COPY

                  Notwithstanding any of the foregoing, BFG shall have the right to assign this Agreement to a subsidiary of BFG without any consent from Geon In such event, the term "BFG" as used herein shall include both BFG and such subsidiary. Geon shall not have the right to assign to a subsidiary without consent from BFG.

                  This Agreement shall be binding upon and insure to the benefit of any authorized successor or assign, as set forth herein above.

6.2. AMENDMENT. This Agreement may be amended or modified only by an instrument in writing duly executed by each of the parties hereto. No amendment or modification shall be effected by acknowledgment or acceptance of any purchase order or other forms at variance with this Agreement. The Parties agree that from time to time the Parties and/or the Plant Site may agree upon a need to modify, amend, supplement, or otherwise alter one or more of the Exhibits to this Agreement. In such event, the Parties agree that each shall regard the Exhibits as "living," in other words a substitute Exhibit agreed upon by both Parties and bearing the signature of an authorized representative of each Party can replace an Exhibit herein without need to republish this entire Agreement.

6.3. NON-WAIVER. Any waiver by either Party of any breach of, or failure to comply with, any provision of this Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

6.4. NOTICES. Any notices or other communications required or permitted to be given by any Party hereto to the other Party hereto pursuant to this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the Representative of such other Party designated below, (ii) when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, addressed to the





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                                                                  EXECUTION COPY

Representative of such other Party designated below, or (iii) when transmitted by facsimile to the other Party, with receipt by such Party confirmed by telephone.

                  6.4.1. Notices or communications which relate to a request for consent to assignment of all or a part of this Agreement, shall be given in writing to the Representatives below:


               If delivered to Geon, to:

                    President
                    The Geon Company
                    6100 Oak Tree Boulevard
                    Cleveland, Ohio 44131
                    Telephone: (216/447-6547)
                    Fax: (216/447-6146)

               with a copy to:

                    Vice President, General Counsel
                    The Geon Company
                    6100 Oak Tree Boulevard
                    Cleveland, Ohio 44131
                    Telephone: (216/447-6001)
                    Fax: (216/447-6146)

               If delivered to BFG, to:

                    President, Specialty Polymers & Chemicals Division The B.F.Goodrich Company
                    9911 Brecksville Road
                    Cleveland, Ohio 44141-3247
                    Telephone: (216/447-5777)
                    Fax: (216/447-5730)

               with a copy to:

                    Division Counsel, Specialty Polymers & Chemicals Division The B.F.Goodrich Company
                    9911 Brecksville Road
                    Cleveland, Ohio 44141-3247
                    Telephone: (216/447-5798)
                    Fax: (216/447-5730)


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                                                                  EXECUTION COPY

                  6.4.2. Notices or communications other than a request for consent to assignment of this Agreement as it relates to the Plant Site shall be given to the designated Plant Site Representative for the Plant Site, as designated below, with copies to:

               If delivered to Geon, to:

                    Vice President, Operations
                    The Geon Company
                    6100 Oak Tree Boulevard
                    Cleveland, Ohio 44131
                    Telephone: (216/447-6332)
                    Fax: (216/447-6146)

               with a copy to the Vice President, General Counsel,
                 The Geon Company


               If delivered to BFG, to:

                    Vice President, Finance
                    Specialty Polymers & Chemicals Division
                    The B.F. Goodrich Company
                    9911 Brecksville Road
                    Cleveland, Ohio 44141-3247
                    Telephone: (216/447-5888)
                    Fax: (216/447-5710)

               with a copy to the Division Counsel, SP&C Division of BFG

                  6.4.3. CALVERT CITY PLANT SITE REPRESENTATIVES. Notices which affect the Calvert City Plant shall be given to the following
Representatives:


          If delivered to Geon, to: The Geon Company Plant Manager



          with a copy to the Vice President, General Counsel, The Geon Company



          If delivered to BFG, to: The B.F.Goodrich Company Plant Manager with a copy to the Division Counsel, Specialty Polymers & Chemicals Division




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                                                                  EXECUTION COPY

6.5. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and shall be governed by the Laws of the State of Ohio and of the United States of America, without giving effect to the principles of conflict of Laws thereof.

6.6. THIRD PARTY RIGHTS. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

6.7. SEVERABILITY. If any term of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to any other Party, persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

6.8. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9. EXHIBITS. The Exhibits to this Agreement which are attached hereto and referred to herein shall be deemed to be part of this Agreement for all purposes. It is contemplated that various Exhibits may need to be amended from time to time. Such amendments will be in a writing executed by appropriate Representatives of each Party.

6.10. DISPUTE RESOLUTION. AlI disputes arising in connection with this Agreement will be settled as set forth below. The parties agree that no disputes will be submitted to litigation in any court, unless a Party shall refuse or unreasonably delay in going forward with the alternative dispute resolution procedures set forth herein.

      6.10.1. MEDIATION BETWEEN PARTIES. The Parties agree to use their best efforts to resolve between themselves any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination. Disputes will be resolved by discussions at the Plant Site level, appealing to the Plant Managers. If unresolved, then




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                                                                  EXECUTION COPY

by discussions at the home office and appealing to the chief manufacturing managers of each Party. If still unresolved, then by discussions between the presidents of the respective Parties. If those efforts are unsuccessful, the Parties will submit to binding arbitration before arbitrators chosen as set forth below.

         6.10.2. ARBITRATION. Any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance, or termination, which the Parties are unable to resolve within a reasonable time after written notice by one Party to the other of the existence of such controversy or dispute, may be submitted to arbitration by either Party and, if so submitted by either Party, shall be finally settled by arbitration in accordance with the rules of arbitration of the American Arbitration Association ("AAA") in effect on the effective date of this Agreement. Such arbitration shall be conducted before a single arbitrator selected as set forth herein. Any such arbitration shall take place in the City of Cleveland, Ohio, United States of America. The arbitrator shall apply the laws of the State of Ohio. The institution of any arbitration proceeding hereunder shall not relieve the Parties of their obligations hereunder during the continuance of such proceeding. The decision by the arbitrator shall be binding and conclusive upon the Parties, their successors, and assigns and they shall comply with such decision in good faith. The award of the arbitrator may include compensatory damages as set forth in this Agreement (generally, Article IV) against either Party, but under no circumstances shall the arbitrator award punitive or multiple damages against either Party. Each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to the decision of the arbitrator hereunder. Notwithstanding the foregoing, judgment upon the award may be entered in any court having jurisdiction.

         The Parties will choose an arbitrator who is knowledgeable in the subject matter of the dispute. For example, if the dispute involves a pricing issue, arbitrators with financial




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                                                                  EXECUTION COPY

or accounting expertise will be chosen. If the dispute involves compliance with environmental Laws, legal and/or technical experts knowledgeable about environmental compliance will be chosen. The Parties will attempt to choose an arbitrator by mutual agreement. If agreement cannot be reached within thirty
(30) days after written notice demanding arbitration is given, then each Party within five (5) days will choose one arbitrator, and these two arbitrators within five (5) days will choose a third arbitrator, who will be the sole arbitrator to hear and decide the matter. If the two arbitrators cannot agree upon the third arbitrator within five (5) days, then the Parties shall ask the AAA to submit a listing of ten (10) potential arbitrators who the AAA shall have preliminarily cleared of potential conflicts of interest as to either of the parties. The parties shall flip a coin, winner proceeding first, and alternatively strike potential arbitrators until only three remain, who shall then hear the arbitration in Greater Cleveland, Ohio, unless the Parties shall mutually agree upon an alternate site. The Parties will share the costs and expenses of the arbitrators equally.

6.11. MATERIAL OMISSION. The Parties acknowledge that a possibility exists that the Parties have neglected to address an aspect of the providing of Services, or the possible need for a particular Service not enumerated or subject to an Exhibit herein. Should such an eventuality come to pass, the Parties will, upon request of either Party, meet and negotiate in good faith to arrive at an arrangement which would substantially correct the omission on an equitable and economically fair basis. No Party shall have an obligation to agree to provide or receive any particular Service however, nor shall a Party have an obligation to agree at all on a mechanism for addressing an omission.

                  6.11.1. NEGATION OF PARTNERSHIP. Nothing contained herein shall operate as creating an agency, partnership, co-partnership or joint venture relationship between the Parties to this Agreement.

                                                                  EXECUTION COPY

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their behalf by their duly authorized officers as of the date and year first written above.



                                    THE GEON COMPANY

                                    By:  /S/ Gregory L. Rutman
                                    --------------------------
                                    Name:    Gregory L. Rutman

                                    Title:   Vice President and General Counsel



                                    THE B.F. GOODRICH COMPANY


                                    By: /S/ Jon V. Heider
                                    ---------------------
                                    Name:    Jon V. Heider

                                    Title: Senior Vice President and
                                    General Counsel

                                                                     28 April 93

                                  EXHIBIT 1.1.


         Exhibit 1.1., which generally describes the real property boundaries of the BFG Assets and the Geon Assets, will be attached at a later date.

                                                                  March 15, 1993

                                 FINAL VERSION

                   GVD/SP&C SERVICE CONTRACT FINANCIAL TERMS
                   -----------------------------------------



LONG TERM CONTRACTS: (GENERALLY UTILITY & INFRASTRUCTURE)
SHORT TERM & TRANSITIONAL:

     Provider charges recipient their portion of "1993 Full plant Cost
     Less: any Early 1993 Separation Program Headcount Reductions"



FULL PLANT COST DEFINED:

     o All traditional costs captured in the operating Department statements of GVD & SP&C including Base Cost categories of Labor, Benefits, Maintenance, Overheads, Insurance (both premium & self insurance reserves), Taxes, Rent, & Depreciation. (Excludes any variable inputs that are noted in the specific service contract to be billed separately)


     o A reasonable proportion of Plant Administration, HR, Accounting, MIS etc. which legitimately support the area of service being provided but have been direct charged to the manufacturing departments in the plant. (It is intended that neither Division will be negatively impacted by this re-allocation.)


     o Excludes any allocations from Cleveland for costs such as Benefit Administration, MRO Purchasing Support, Lights Out Computer Support, etc. that have not been allocated to the Plant in the past.


     o Asbestos removal expenses at Utility/Service facilities will be shared in the same proportion as cost is shared. Will be billed as incurred.


     o Calvert City - Calvert will include a 10% return on net capital employed. Calvert's depreciation will be adjusted annually to actual with generally no price level adjustment applied to Calvert Costs.



            GENERAL FINANCIAL GUIDELINES EXHIBIT 1.1.18  Pp 1 of 6

COST INDEXING OVER TIME:

     All costs, except those specifically excluded below, will be adjusted annually in February based on the change in agreed upon indices for the prior December 31 to December 31 period. (Data is available in mid-January and will be calculated by Provider home office, reviewed by recipient home office, then communicated to the Plants - all Plants will use the same index)

     Indices to be used:
        - 33% Employment  Cost Index - Private  Industry
        - 67% Producer Price Index -Total Finished Goods Excluding Consumer
          Foods.

     Historical Impact:
                         Emp Cost      PPI     Weighted Average
         1983              5.7         1.8           3.1
         1984              4.9         1.4           2.6
         1985              3.9         1.4           2.2
         1986              3.2        (2.6)         ( .7)
         1987              3.3         2.1           2.5
         1988              4.8         2.4           3.2
         1989              4.8         5.0           4.9
         1990              4.6         5.0           4.9
         1991              4.4         3.0           3.5
         1992              3.1         1.7           2.1


     Costs Excluded From Indexing:

         -   Transitional Contracts with terms of 2 years or less.

         - Variable Costs - based on actual such as electric, coal, gas, purchased steam, etc. (Detail provided with billings)

         -   Henry - Boiler Depreciation
                   -   Waste Treating - All Costs Based on Actual

         -   Calvert City - Most costs will be based on actual.

VARIABLE COSTS - Utility & Certain Other Variable Inputs

     The variable portion of utility charges will be based on the estimated/actual metered consumption for each unit summed up and proportioned to the overall consumption at the site multiplied by the total actual costs of the energy source provided to the site by the service provider. (The intent is to fairly allocate any line losses, internally consumed steam, transformer step down losses, etc.) This adjustment factor that rolls up from metered to billed consumption will be established at the beginning of the contract period and then will be adjusted as better information becomes available and to the extent the recipient chooses to


            GENERAL FINANCIAL GUIDELINES EXHIBIT 1.1.18 Pp 2 of 6 participate in efficiency capital projects.

BUSINESS DISCONTINUANCE:

      "Full Plant Cost" - to be incurred by either party over the contract term will continue to be incurred by that party even if its operational activity declines or ceases. The declining or closed business is entitled to cost relief to the extent that the service can be operated at less cost by the supplier because of the reducing parties reduced activity or closure. Should the continuing party increase its utilization of the assets in question, the ongoing cost to the reduced or closure party will be reduced by the amount absorbed by the increased activity.

      Variable Cost Penalties - The party that causes increases in the per unit variable cost of an energy source due to the discontinuance of an operation at the site will bear the cost of this increased unit amount for the balance of the applicable contract period. (Remaining parties should not see cost increases due to reduced energy source take.) If the continuing party or parties increase their utility consumption at the site the ongoing cost being absorbed by the discontinued party will be reduced by the amount absorbed by the increased activity.

      Required Investment - Should a reduction or closure of activity at a site create investment requirements on the part of the continuing party to maintain compliance with regulatory requirements, the cost of that investment will be borne by the reducing party.



CAPITAL EXPENDITURES:

      Maintenance Capital will be borne by the provider.

      Expansion of Activities - Provider is not required to supply capacity beyond existing system capability. Generally capital required due to expansion of activities will be borne by the expanding party subject to certain rules on the sharing of excess capacity prior to required expansion. Capacity expansion will require negotiation at the time the need is identified.

      Regulatory Requirements - For capital investments required due to Regulatory, legal, or other mandatory obligations the capital investment will be made by the provider but will be funded (cash provided) based on the party to which the regulation is directed, shared based on relative contribution, or shared consistent with their utilization of the asset depending on circumstances.




            GENERAL FINANCIAL GUIDELINES EXHIBIT 1.1.18  Pp 3 of 6

     Productivity & Cost Reduction Capital - The provider of the services will propose the investment opportunities to the recipient and will make the capital investment. The provider will, in appropriation request form, clearly and in detail identify the source (base cost or variable cost efficiency) of the expected savings from the project.


     The recipient will have two choices:

          o Provide cash up front on a shared basis and receive its pro-rata share of the benefits.

          o Don't elect to provide cash on its pro-rata share and don't receive any of the benefits.

     The recipient will respond to any productivity or cost savings proposals in a timely manner. (3 weeks)



HARDSHIP - Defined as Unforeseen Economic Conditions not addressed under previous terms listed above in the Financial Terms and not covered elsewhere in the agreement (such as force majeure, law changes, etc.). Hardship can be invoked by provider or recipient of the services.

     Materiality Triggers:

          1) A significant event occurs which causes the hardship question to be raised.

          2) A 20% increase or decrease in the "Full Plant Cost" of the specific service contract under discussion. (This 20% threshold is tested against the original service contract Full Plant Cost +- cumulative cost index adjustments up to the period when the event occurs)

     When the triggers are satisfied "Full Plant Cost" will be recalculated and used beginning at the first day of the month following the significant event month.

     The audit provision, discussed later, could be invoked here. In the event of disagreements that cannot be resolved internally a third party arbitrator may be used.




            GENERAL FINANCIAL GUIDELINES EXHIBIT 1.1.18  Pp 4 of 6

RELIEF FOR POOR QUALITY SERVICE - The service recipient is generally entitled to a quality of service equal to that which was being enjoyed prior to the separation unless specified differently in the specific service contract language. In the event of service quality deterioration the service supplier must make good faith efforts to resolve the issue. If the problem is not corrected within a reasonable time, the recipient is entitled to cost relief. (The scope of cost relief is covered in the omnibus but generally limits relief to out of pocket costs with no punitive damages.)

     If the recipient feels they have a quality issue they should follow the following procedure:

          o Try to resolve it with the manager offering the service. If this fails -

          o Raise the issue between the Plant Managers at the site. If this fails -

          o Raise the issue to Home Office level manufacturing management (Higby, LaCosse, Fletcher, etc)

          o Home Office Level Management will raise the issue jointly to the President level if required.

          o    Arbitration

     Both GVD & SP&C management desire good working relationships between GVD & SP&C employees at the plants. We expect the plant personnel to work out most of these issues without raising them to Home Office.


PAYMENT TERMS:

          VARIABLE COSTS - 12 calendar days following the end of the month.

          FIXED PLANT COSTS - 12th calendar day of the month being billed.

     The recipient of service will turn in all required meter readings on the first working day of the new month.

     The recipient will receive on the first or second work day a single billing for all variable costs for the prior month and fixed costs for the current month.

     Variable Cost billings will be based on the prior month volume units consumed priced at the actual cost from the month previous to the consumption month.

     Fixed Cost billings (Inflation for the prior calendar year will be applied to billings from February through January)



            GENERAL FINANCIAL GUIDELINES EXHIBIT 1.1.18  Pp 5 of 6

AUDIT -

     Supplier will provide all variable cost pricing detail (utility bills) with each months bill. This should prevent any need to audit on the variable cost areas.

     For Fixed Costs the recipient of service has the right upon request to have a third party audit of cost for any particular contract. (Generally to be invoked as part of the hardship clause)




            GENERAL FINANCIAL GUIDELINES EXHIBIT 1.1.18  Pp 6 of 6

                               FOLLOWING ARE THE




                          CALVERT CITY PLANT EXHIBITS




                                     TO THE




                            PLANT SERVICES AGREEMENT




                                    BETWEEN




                                THE GEON COMPANY



                                      AND




                            THE B.F.GOODRICH COMPANY










                                  EXHIBIT 3.3

                        ENVIRONMENTAL SERVICES AGREEMENT
                        --------------------------------
                                  CALVERT CITY
                                  ------------

I.       WASTEWATER TREATMENT SERVICES
         -----------------------------
         A.       BACKGROUND

                  The Wastewater discharge to the Tennessee River is covered by The BFGoodrich Company Permit KY0003848 issued by Kentucky on October 1, 1992 (hereafter the "Permit"). The Permit contains numerous prohibitions and specific discharge limitations.

         B.       PERMITTEE

                  BFG shall be the permittee.

         C.       DELIVERY POINT

                  The Delivery Point for the "C" stripper shall be the internal discharge point 002.

         D.       SPECIFIC SERVICES

                  1.       The following Services shall be provided to Geon by
                           BFG:

                           a. Wastewater collection and conveyance from the Delivery Point, including:

                                    i.      Sampling of the 002 discharge and
                                            the final discharge

                                    ii.     Discharge to the Tennessee River

                           b.       Analytical data as required by the Permit

                           c.       Administration of the Permit

                  2. Geon shall provide technical input and information relative to Geon activities and Wastewaters as may be necessary for BFG to provide the above-specified Services or for BFG to conform to any provisions, conditions or limitations of the Permit or any other regulatory requirement.

                  3. BFG shall provide Geon technical information relative to the Treatment System's performance and operation in order to allow Geon to meet its obligations hereunder.



                                  CALVERT CITY
                           EXHIBIT 3.3(A) Page 1 of 4

         E.       WASTEWATER SPECIFICATIONS

                  Geon shall cause the aquifer stripper to be operated in a manner that will assure compliance with the discharge limits at internal outfall 002.111 order to achieve this result, the effluent from the "C" stripper to outfall 002 shall meet the OCPSF (Organic Chemicals, Plastics, Synthetic Fibers) effluent guidelines.

         F.       COST

                  TO BE DETERMINED BY THE FINANCIAL PEOPLE. MAY BE NO COST - OR AN EVEN TRADE.

         G.       DURATION OF SERVICE

                  BFG shall provide the above-specified Services to Geon for an initial term ending February 29, 2000. If either party intends to terminate this Service at the end of the initial term, it shall provide 36 months notice to the other Party. Otherwise, this agreement shall continue from year to year until either Party provides written notice to the other of its intent to terminate in which case the agreement will terminate 36 months from such notice.

II.      RCRA, SUPERFUND AND OTHER REMEDIAL ACTIVITIES
         ---------------------------------------------

         A. Geon shall be the permittee of the RCRA and HSWA ("Hazardous and Solid Waste Amendments") permits.

         B. Geon shall have a person assigned to the facility who is responsible for the direction and control of all activities conducted in connection with Geon's ownership and operation of environmental equipment and other activities for which Geon is responsible at Calvert City, including but not limited to:

                  1. The RCRA and HSWA post-closure permits, including but not limited to the closed disposal area across Highway 1523, the closed wastewater ponds, and the aquifer stripper (including all groundwater withdrawal wells and header systems)

                  2.       The Superfund site

                  3. Any other environmental issues arising on Geon's property or under the amended and restated Assumption of Liabilities and Indemnification Agreement relating to the Goodrich PVC business.

         C. To the extent that BFG has utilities and properly-trained manpower available at the Plant Site, BFG will make available to Geon at Geon's expense the following services:

                  1. Utilities necessary to maintain and operate the equipment and activities described in II B. above, to the extent there is capacity to provide same.

                  2. Manpower as requested by Geon to maintain and operate the equipment and activities described in II B. above. Geon shall be responsible for

                                  CALVERT CITY
                           EXHIBIT 3.3(A) Page 2 of 4
                           determining what kind of training is appropriate to be given to "properly-trained" workers, and Geon shall reimburse BFG for the cost of delivering such training.

         D.       DURATION

                  With the exception of the operation of the aquifer stripper, the parties shall provide the above-specified Services to Geon for an initial term ending February 29, 2000. If either party intends to terminate this Service at the end of the initial term, it shall provide 36 months notice to the other Party. Otherwise, this agreement shall continue from year to year until either Party provides written notice to the other of its intent to terminate in which case the agreement will terminate 36 months from such notice. Geon shall not terminate the operation of the aquifer stripper without first obtaining consent from BFG, which consent will be given when BFG determines that the RCRA and HSWA permits or other applicable laws do not require further groundwater remediation. Provided, however, that if there is a subsequent legal requirement to recommence operation of the aquifer stripper to remediate the current contaminants, Geon will restart the aquifer stripper and continue to operate the aquifer stripper at Geon's cost as if a cessation had not occurred.

         E. COST - TO BE DETERMINED BY THE FINANCIAL PEOPLE. HOW WILL MANPOWER AND UTILITY COSTS BE REIMBURSED?

III.     STORMWATER MANAGEMENT SERVICES
         ------------------------------

         A.       BACKGROUND

                  Stormwater, non contact cooling water and other non contaminated waters are discharged to the Tennessee River through outfalls 004, 005 and 006 in accordance with KYPDES permit KY003848. The permit establishes discharge quality limits and requires periodic sampling, analysis and reporting. The following provisions were drafted based on the assumption that there would be a facility-wide permit and that each Party would not need an individual stormwater permit.

         B.       FACILITY-WIDE PERMIT

                  1. Permitee. BFG shall be the permittee for all stormwater discharges.

                  2. Delivery Point. The Delivery Point for Geon's stormwater shall be its property boundary.

                  3. Specific Services. BFG shall administer the permit and any modifications including but not limited to preparation of applications for modification and renewal, sampling, analysis, reporting and agency interface.

                                  CALVERT CITY
                           EXHBIT 3.3(A) Page 3 of 4

                  4.       Cost Mechanism.

                  5. Duration of Service. BFG shall continue to provide this Service to Geon for an Initial term ending February 29, 2000. if either party intends to terminate this Service at the end of the initial term, it shall provide 36 months notice to the other Party. Otherwise, this agreement shall continue from year to year until either Party provides written notice to the other of its intent to terminate in which case the agreement will terminate 36 months from such notice.

         C.       FACILITY-WIDE OR INDIVIDUAL PERMIT

                  1. Geon shall provide BFG technical input and information relative to the Geon's stormwater as may be necessary for BFG to maintain its permit for stormwater or for BFG to conform to any provisions, conditions or limitations of its stormwater permit or any other regulatory requirement. if each Party requires a permit, BFG shall have the same obligation to Geon.

                  2. At the request of BFG, Geon shall each develop and implement a written stormwater protection plan based on best management practices.

IV.      OTHER ENVIRONMENTAL SERVICES
         ----------------------------

         A. To the extent combined reports are required for calendar year 1992 and 1993, BFG shall prepare and submit the following reports at no charge to Geon.

                  1.       SARA Title III annual reports

                  2.       Annual RCRA hazardous waste generator report

                  3.       CMA annual solid waste survey

                  4.       Kentucky air emission inventory

         B. Geon shall provide technical input and information as necessary for BFG to prepare the above-specified reports.

                                  CALVERT CITY
                           EXHIBIT 3.3(A) Page 4 of 4